Exhibit 10.1 CORVUS AGGREEMENT


23 May, 2002

Cary Burch
Randolf Katz
23332 Mill Creek Drive, Ste. 230
Laguna Hills, CA 92653

Gentlemen:

In response to our discussions last week, I have prepared this letter for Grand Prix Sports, Inc. (GPRX) to engage Corvus to provide a range services while GPRX is in the process of establishing its business operations.

1) Situation Appraisal: GPRX is currently engaged in a range of activities to acquire operating assets. During this process GPRX would like to control its costs and at the same time have access to a range of services that includes administrative, executive, and financial, as well as business and organizational development. Further, GPRX is in immediate need of corporate secretary and treasurer functions that the law offices of Brian Cave LP either cannot provide or that would be prohibitively expensive.

2)   Objectives: The objectives of this engagement are to:

     a)   Minimize monthly administrative overhead costs for GPRX.
     b) Develop dedicated company communications and correspondence management.
     c) Implement corporate secretary functions that include review and development of all corporate records, minutes, board action, etc. so that these records are up to date and maintained in support of ongoing business development and operations.
     d) Implement corporate treasurer functions including establishing and maintaining banking services, particularly for the deposit and disbursement of funds, including appropriate record keeping and financial reporting in support of ongoing business development and operations.
     e) Submit timely SEC filings on behalf of GPRX as required to maintain its publicly traded status.
     f)   Manage service providers that support SEC filing process.

3)   Measures of Success:

     a) Move office records, administrative activity, phones, fax, regular mail and email from Brian Cave office to new location within 30 days.
     b)   Review and update corporate records within 60 days.
     c)   Establish banking services within 30 days
     d) Implement treasurer function and cash management system within 45 days.
     e)   Establish a budget for Q2, Q3 and Q4 of 2002 by 15 June 2002.
     f) Work up a draft strategic plan that will cover business development activity over the next 120 days.

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4)   Expression of Value: The value of this project to GPRX can be demonstrated in two ways. First is the immediate impact on cash flow of the company while it is still in a critical business start-up phase. The company is relying on investors and shareholders to cover operating expenses. Anything that can reduce outlays without impacting development activities reduces the investor's risk and improves the venture's probability of success. Second, the strategic value of efficient communications and good record keeping can help avoid future costs, both in dollars and management time, particularly for a public company where exposure and liability are heightened.

5) Activities and Options: Corvus will engage in the following activities to meet the engagement objectives:

     a) Establish new administrative office location and functions for GPRX including:
          i) Establish a new mailing address, dedicated phone answering, fax and voice mail for GPRX at the Landmark Lakehills Executive Suites located in Laguna Hills.
          ii)  Establish an email address
          iii) Provide correspondence handling and response for routine matters and forwarding of critical correspondence to CEO, board members or other advisors as necessary.
          iv) Collect and transfer current corporate and business files from Jeff Katz to administrative offices of Corvus.

     b)   Reviewing and updating of corporate records including:
          i) Drafting resolutions that authorize, delegate, or direct the business activities of GPS management that range from housekeeping items like establishing a bank account to authority to negotiate transactions.
          ii)  Organize and update the corporate minute book.
          iii) Identify a list of board action items that is prioritized for immediate, near-term and long-term action.
          iv) Prepare for annual board and shareholder meetings in April (according to the bylaws), that either need to be scheduled or postponed by board action.

     c)   Establish bank relationship and treasurer functions including:
          i) Open business checking account with Wells Fargo (Corvus already has a relationship and they offer excellent online services for account management)
          ii) Establish cash management and reporting, check signing, funds disbursement, and deposit control procedures.

     d) Optional Services. At GPRX's discretion it may request additional business development services from Corvus that include but are not limited to:
          i)   Strategic planning and document development.
          ii) Mergers & acquisitions services including, acquisition searches, screening, due diligence, valuation, deal structuring and negotiation.
          iii) Board policy and guideline develop and documentation.

6) Timing: These services were requested by shareholders back in February and agreed to by Harrysen Mittler via phone conversation and email. This contract would be retroactive to February 8th, 2002. Benchmark measuring would begin as of June 1st, 2002. This engagement is structured to run indefinitely, depending on the changing needs of GPRX.

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7)   Joint Accountabilities:

     a)   GPRX is responsible for:
          i)   Directing immediate release of all records to Corvus.
          ii) Ensuring timely response from GPRX vendors, advisors, directors and management to requests for information, correspondence or files from Corvus.
          iii) Keeping Corvus apprised of material events related to the company, its operations, and relationships with investors, shareholders and advisors.

     b)   Corvus is responsible for:
          i)   Making arrangements for pick-up or shipment of records.
          ii) Planning, coordinating and executing the activities listed in the Activities and Options section.
          iii) Keeping GPRX's board apprised of progress and activities related to this engagement.
          iv) Performing the corporate functions of president, secretary and treasurer in a reasonable and prudent manner.
     c) We will both keep each other informed of any unforeseen circumstances, issues, or problems that arise that would impact this project, its scope, timing or method of delivery.

8) Terms & Conditions: The fees, expenses and any other financial arrangements for this project are as follows:

     a)   Fees:

          i) A $5,000 project initiation fee payable upon execution of this engagement. (See the attached invoice)
          ii) A monthly fee of $5,000 due at the beginning of each month following the execution of this engagement until the engagement is terminated and all files have been transferred, address change completed, communication links closed, and bills settled. (See attached invoice)
          iii) If any of the optional services are elected they are typically priced as follows:
               (1)  Board policy and guidelines development $10,000 to $15,000
               (2)  Strategic plan development and documentation $10,000 to
                    $20,000
               (3) M&A services are more complex and fee structure may vary depending on the scope of search and size of transactions.
     b) Expenses: Any travel expenses will be billed as incurred. Mileage will be charged at $0.33 per mile. I do not mark up bills for direct costs related to administration or other services that will include but are not limited to: executive suite corporate identity fees that include a mail box, telephone, and fax, as well as other charges for on-line, electronic or print resources, postage, copying, printing, binding, etc. Those will be billed on a monthly basis with full records and back up for each charge.


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     c)   Conditions: My work is guaranteed. You will be satisfied with the results. If at any time you are not satisfied with the results of this service you cancel with 30-day notice in writing. If there is any situation where Corvus cannot provide the level of service described above you will be advised by written notice 30 days prior to termination and provided a plan for shifting of these services to GPRX or another vendor.

9) Acceptance: The signatures below indicate acceptance of the details, terms, and conditions in this proposal, and provide approval to begin work as specified.





For Corvus Business Development Services:


__________________________                 Date:  __________
Gregory J. Martin
President



For Grand Prix Sports, Inc.


__________________________                 Date:  __________
Cary Burch


__________________________                 Date:  __________
Randolf Katz